Exhibit 10(i)

PARKER-HANNIFIN CORPORATION

AMENDED AND RESTATED

SAVINGS RESTORATION PLAN

Adopted: 07/21/2008

Effective: 07/21/2008

Parker-Hannifin Corporation, an Ohio corporation, (the “Company”), established this Savings Restoration Plan (the “Plan”), originally effective October 1, 1994, for the purpose of attracting high quality executives and promoting in its executives increased efficiency and an interest in the successful operation of the Company by restoring some of the deferral opportunities and employer-provided benefits that are lost under The Parker Retirement Savings Plan due to legislative limits. The Plan was amended during December 2005 to provide for certain transitional rules and is hereby amended and restated as of July 21, 2008 and such other dates as specified herein to reflect the requirements of the American Jobs Creation Act (“the Act”) with respect to the terms and conditions applicable to amounts that are deferred under the Savings Restoration Plan after December 31, 2004 and subject to Section 409A of the Code. Except as otherwise specifically provided in Sections 4.1(i), 6.2(iii) and 8.4 of this Plan, all benefits deferred and vested under the Plan prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code, including the portion of a Participant’s Excess RIA Account that was vested under the terms of the Plan in effect on December 31, 2004 and earnings thereon, (the “Grandfathered Amounts”) shall continue to be subject solely to the terms of the separate Plan as in effect on December 31, 2004. The Plan will be administered in a manner consistent with the Act and Section 409A of the Code and any Regulations or other guidance thereunder and any provision in the Plan that is inconsistent with Section 409A of the Code shall be void and without effect. Notwithstanding anything else in the Plan to the contrary, nothing herein shall be read to preclude the Plan from using any transition rules permitted under the Act, provided that no action will be permitted with respect to the Grandfathered Amounts that will subject such amounts to Section 409A of the Code.

ARTICLE 1 DEFINITIONS

1.1.	Account shall mean the notional account established for record-keeping purposes for a Participant pursuant to Article 5. The term Account shall include the Restoration Account and/or the Excess RIA Account, as applicable.

1.2.	Adjusted Matching Percentage shall mean the sum of 100% of the first 3% of a Participant’s Total Deferral Percentage, plus 50% of the next 2% of the Participant’s Total Deferral Percentage. The maximum Adjusted Matching Percentage for any Plan Year shall be 4%.

1.3.	Administrator shall mean the Company or, if applicable, the committee appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 13.

1.4.

Affiliated Group shall mean the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

1.5.	Annual Deferral shall mean the amount of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3.

1.6.	Annualized Base Salary shall mean a Participant’s annualized base salary, determined by the Administrator as of November 1 of the calendar year immediately preceding the Plan Year for which the Matching Limit is being determined.

1.7.	Applicable Dollar Amount shall mean the “applicable dollar amount” determined under Section 402(g)(1)(B) of the Code for the Plan Year for which the Matching Limit is being determined.

1.8.	Beneficiary shall mean the person or persons or entity designated as such in accordance with Article 14.

1.9.	Change in Control means the occurrence of one of the following events:

(a)	A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company (within the meaning of Section 1.9(b) of this Plan). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(b)	A change in effective control of the Company, which occurs on either of the following dates:

(i)	The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1.9(a) of this Plan). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(ii)	The date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the board prior to the date of such appointment or election.

(c)	a change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company’s assets if such transfer is to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person or group (within the meaning of the Regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1.9(c)(iii) of this Plan.

Notwithstanding Sections 1.9(a), 1.9(b)(i) and 1.9(c) above, the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), shall not be deemed a Change in Control if, immediately following such Business Combination: (a) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by securities of the Company eligible to vote for the election of the Board (the “Company Voting Securities”) that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1.9(a) or 1.9(b)(i) above shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

1.10.	Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and regulations or other guidance issued thereunder.

1.11.	Compensation shall mean:

(a)	For amounts that are due and payable before January 1, 2007, the sum of the Participant’s base salary and regular bonuses (including profit-sharing, the Company’s Return on Net Assets (RONA) Plan, and target incentive bonus, but excluding sales commissions, payments under any long term incentive plan, volume incentive plan, or other extraordinary bonus or incentive plan) for a Plan Year before reductions for deferrals under the Plan, or the Executive Deferral Plan, or the Savings Plan, or the Parker-Hannifin Corporation Cafeteria Plan, or the Group Insurance Plan for Hourly and Salaried Employees of Parker-Hannifin Corporation.

(b)	For Plan Years beginning on and after January 1, 2007, Compensation shall mean a Participant’s base salary before reductions for deferrals under the Plan, or the Executive Deferral Plan, or the Savings Plan, or the Parker-Hannifin Corporation Cafeteria Plan, or the Group Insurance Plan for Hourly and Salaried Employees of Parker-Hannifin Corporation. Compensation shall not include any amounts payable on account of Termination of Employment, whether paid periodically or in a lump sum.

1.12.	Crediting Rate shall mean: (a) the amount described in Section 1.12.1 to the extent the Account balance represents either Annual Deferrals under Article 3 or earnings previously credited on such deferrals under Section 5.2(d), or Excess RIA Contributions under Section 4.1(b) or earnings previously credited on such Excess RIA Contributions under Section 5.2(d); or (b) the amount described in Section 1.12.2 to the extent the Restoration Account balance represents either Matching Credits under Section 4.1(a) or interest previously credited on such Matching Credits under Section 5.2(d).

1.12.1 Crediting Rate for Annual Deferrals and Excess RIA Contributions shall mean any notional gains or losses equal to those generated as if the Restoration Account balance attributable to Annual Deferrals under Article 3 and the Excess RIA Account Balance attributable to Excess RIA Contributions under Section 4.1(b) had been invested in one or more of the investment portfolios designated as available by the Administrator, less separate account fees and less applicable administrative charges determined annually by the Administrator.

A Participant may elect to allocate his or her Restoration Account and Excess RIA Account among the available portfolios. The gains or losses shall be credited based upon the daily unit values for the portfolio(s) selected by the Participant. The rules and procedures for allocating the Restoration Account and Excess RIA Account balance among the portfolios shall be determined by the Administrator. The Participant’s allocation is solely for the purpose of calculating the Crediting Rate. Notwithstanding the method of calculating the Crediting Rate, the Company shall be under no obligation to purchase any investments designated by the Participant.

1.12.2 Crediting Rate for Matching Credits shall mean any notional gains or losses equal to those generated as if the Restoration Account balance attributable to Matching Credits under Section 4.1(a) had been invested in the Common Stock of the Company, including reinvestment of dividends. The rules and procedures for determining the value of the Common Stock of the Company shall be determined by the Administrator. The rules and procedures for re-allocating the Restoration Account balance attributable to the Matching Credits among the other portfolios offered under the Plan shall be determined by the Administrator.

1.13.

Disability shall mean the condition whereby a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company. The Administrator, in its complete and sole discretion, shall determine a Participant’s Disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Administrator to confirm Disability. On the basis of such medical evidence, the determination of the Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

1.14.	Disability Benefit shall mean the benefit payable pursuant to Article 9.

1.15.	Early Retirement Date shall mean age 55 with ten or more years of employment with the Company.

1.16.	Eligible Executive shall mean a key employee of the Company or any of its subsidiaries who: (a) is designated by the Administrator as eligible to participate in the Plan; and (b) qualifies as a member of the “select group of management or highly compensated employees” under ERISA.

1.17.	Eligible RIA Executive shall mean an employee of the Company or any of its subsidiaries who is entitled to receive an allocation to the Retirement Income Account portion of the Savings Plan, and (a) who receives compensation, as such term is used to determine contributions under the Savings Plan, in excess of the amount specified in Section 401(a)(17) of the Code, or (b) whose benefits payable from the Savings Plan are directly or indirectly limited pursuant to Section 415(c) of the Code.

1.18.	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and regulations or other guidance issued thereunder.

1.19.	Estimated Bonuses shall mean:

(a)	For each Plan Year beginning before January 1, 2007, the sum of a Participant’s RONA and Target Incentive bonuses payable during the Plan Year for which the Matching Limit is being determined, estimated in good faith by the Administrator as of November 1 of the immediately preceding calendar year.

(b)	For each Plan Year beginning on and after January 1, 2007, the sum of a Participant’s RONA and Target Incentive bonuses payable in August of the Plan Year for which the Matching Limit is being determined, estimated in good faith by the Administrator as of November 1 of the immediately preceding calendar year.

1.20.	Excess RIA Account shall mean the Account established pursuant to Section 5.1(b) of this Plan.

1.21.	Excess RIA Contribution shall mean the difference between the amount actually contributed to a Participant’s Retirement Income Account under the Savings Plan with respect to a Plan Year and the amount that would have been contributed for such Plan Year but for the application of the Statutory Limits, as adjusted for cost of living increases.

1.22.	Executive Deferral Plan shall mean the Parker-Hannifin Corporation Amended and Restated Executive Deferral Plan as it currently exists and as it may subsequently be amended.

1.23.	Matching Credit shall mean the Company’s credit to the Participant’s Restoration Account under Section 4.1(a).

1.24.	Matching Limit shall mean, for any Plan Year, the excess of: (a) the lesser of: (i) $17,000 or (ii) the product of the Adjusted Matching Percentage times the sum of the Participant’s Projected Gross Compensation, over (b) the product of 4% times the lesser of: (i) the Statutory Limit under Section 401(a)(17) of the Code on compensation that may be taken into account under the Savings Plan for the Plan Year, or (ii) the excess of a Participant’s Projected Gross Compensation over the Participant’s Projected SRP Deferral and Projected EDP Deferral.

1.25.	Matching Percentage shall mean, for any Plan Year, the percentage determined by dividing a Participant’s Matching Limit by the Participant’s Projected SRP Deferral.

1.26.	Normal Retirement Date shall mean the date on which a Participant attains age 65.

1.27.	Participant shall mean an Eligible Executive who has elected to participate and has completed a Participation Agreement pursuant to Article 2 or an Eligible RIA Executive entitled to receive an Excess RIA Contribution.

1.28.	Participation Agreement shall mean the Eligible Executive’s or Eligible RIA Executive’s written or electronic election to participate in the Plan and/or to select distribution options in accordance with Article 6.

1.29.	Plan Year shall mean the calendar year.

1.30.	Projected EDP Deferral shall mean the amount that would be deferred by a Participant under Section 3.1(a) of the Executive Deferral Plan for the Plan Year for which the Matching Limit is being determined, if the terms “Salary” and “Bonuses” used therein referred to the Participant’s Annualized Base Salary and Estimated Bonuses, respectively.

1.31.	Projected Gross Compensation shall mean the sum of a Participant’s RONA and target incentive bonuses payable during the Plan Year for which the Matching Limit is being determined, estimated in good faith by the Administrator as of November 1 of the immediately preceding calendar year, plus the Participant’s Annualized Base Salary.

1.32.	Projected Savings Plan Deferral shall mean the lesser of (a) the Applicable Dollar Amount, or (b) 75% of the excess of a Participant’s Projected Gross Compensation over the Participant’s Projected SRP Deferral and Projected EDP Deferral.

1.33.	Projected SRP Deferral shall mean:

(a)	For the Plan Year beginning January 1, 2005:

(i)	For a Participant who is not eligible to participate in the Executive Deferral Plan for such Plan Year, the lesser of: (A) $25,000 or (B) the product of the sum of the Participant’s Annualized Base Salary and Estimated Bonuses times the percentage of Compensation specified in the Participant’s Annual Deferral under Section 3.1 for the Plan Year for which the Matching Limit is being determined.

(ii)	For a Participant who is eligible to participate in the Executive Deferral Plan for such Plan Year, the lesser of: (A) $7,600 or (B) the product of the sum of the Participant’s Annualized Base Salary and Estimated Bonuses times the percentage of Compensation specified in the Participant’s Annual Deferral under Section 3.1 for the Plan Year for which the Matching Limit is being determined.

(b)	For the Plan Year beginning January 1, 2006, the lesser of: (i) $25,000 or (ii) the product of the sum of the Participant’s Annualized Base Salary and Estimated Bonuses times the percentage of Compensation specified in the Participant’s Annual Deferral under Section 3.1 for the Plan Year for which the Matching Limit is being determined.

(c)	For each Plan Year beginning on and after January 1, 2007, the lesser of: (i) $25,000 or (ii) the product of the Participant’s Annualized Base Salary times the percentage of Compensation specified in the Participant’s Annual Deferral under Section 3.1 for the Plan Year for which the Matching Limit is being determined.

1.34.	Regulations shall mean regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

1.35.	Restoration Account shall mean the Account established pursuant to Section 5.1(a).

1.36.	Retirement shall mean a Separation from Service from the Affiliated Group that follows Normal or Early Retirement Date.

1.37.	Retirement Benefit shall mean the benefit payable pursuant to Article 6.

1.38.	Savings Plan shall mean the Parker Retirement Savings Plan, as it currently exists and as it may subsequently be amended.

1.39.

Separation from Service shall have the meaning set out in Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Affiliated Group if the Participant has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Regulations) whether a Participant who would otherwise experience a Separation from Service with the Company as part of the disposition of assets will be considered to experience a separation from service for purposes of Section 1.409A-1(h) of the Regulations.

1.40.	Specified Employee shall mean a person designated from time to time as such by the Administrator pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company’s policy for determining specified employees.

1.41.	Statutory Limits shall mean any limit on compensation taken into account in calculating benefits under the Savings Plan under Section 401(a)(17) of the Code or that directly or indirectly affects the amount of benefits payable from the Savings Plan pursuant to Section 415(c) of the Code or any other applicable Section of the Code.

1.42.	Subsidiary shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity.

1.43.	Survivor Benefit shall mean the benefit payable pursuant to Article 8.

1.44.	Termination Benefit shall mean the benefit payable pursuant to Article 7.

1.45.	Termination of Employment shall mean Separation from Service from the Affiliated Group, other than Separation from Service due to Retirement, Disability or death.

1.46.	Total Deferral Percentage shall mean the percentage determined by dividing the sum of a Participant’s Projected SRP Deferral and Projected Savings Plan Deferral by the Participant’s Projected Gross Compensation.

1.47.	Unforeseeable Emergency shall mean a severe financial hardship arising from: (a) the illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of when a Participant has incurred an Unforeseeable Emergency shall be made by the Administrator, in its sole discretion, pursuant to and subject to the conditions of Section 409A of the Code and Regulations thereunder.

1.48.	Valuation Date shall mean each day on which the New York Stock Exchange is open, except that for purposes of determining the value of a distribution under Articles 6, 7, 8, 9 or 15, it shall mean the 24th day of each month (or the most recent business day preceding such date) immediately preceding the month in which a distribution is to be made.

ARTICLE 2 PARTICIPATION

2.1.	Participant Deferral or Automatic Participation.

(a)	An Eligible Executive shall become a Participant in the Plan on the first day of the Plan Year coincident with or next following the date the individual becomes an Eligible Executive, provided such Eligible Executive has submitted to the Administrator a Participation Agreement prior to the beginning of the Plan Year and within the enrollment period designated by the Administrator. In the Participation Agreement, and subject to the restrictions in Article 3, the Eligible Executive shall designate the Annual Deferral for the covered Plan Year.

(b)	An Eligible RIA Executive shall become a Participant in this Plan automatically on January 1 of the Plan Year immediately following the first Plan Year that the Participant’s right to an Excess RIA Contribution accrues. A Participant who is not an Eligible Executive for the first Plan Year that such Participant is an Eligible RIA Executive (or any earlier Plan Year) shall submit an initial Participation Agreement to the Administrator within thirty (30) days of becoming a Participant in this Plan. To the extent permitted under Section 409A of the Code, such a Participant’s election of a distribution option in such an initial Participation Agreement submitted within thirty (30) days of becoming a Participant in this Plan shall govern the form of payment of such Participant’s Excess RIA Account, except as otherwise provided in Section 6.4.

(c)	An individual may be both an Eligible Executive and an Eligible RIA Executive.

2.2.	Continuation of Participation. An individual who has become a Participant in this Plan pursuant to Section 2.1 shall continue as a Participant in the Plan even though such individual ceases to be an Eligible Executive and/or an Eligible RIA Executive; provided that any such Participant shall not be eligible to: (a) make an Annual Deferral for a Plan Year unless the Participant is an Eligible Executive for such Plan Year, or (b) receive an allocation of an Excess RIA Contribution for a Plan Year if the Participant is not an Eligible RIA Participant for such Plan Year.

ARTICLE 3 EXECUTIVE DEFERRALS

3.1.	Deferral Election. A Participant may elect on the Participation Agreement to make an Annual Deferral to defer a specified percentage of Compensation relating to services performed during a Plan Year. Except as may be otherwise permitted under Section 409A of the Code, an election to make Annual Deferrals with respect to Compensation relating to services performed during a Plan Year must be made prior to the beginning of such Plan Year. An election to make Annual Deferrals for a Plan Year shall be irrevocable, except as otherwise permitted by the Regulations, including Section 1.409A-3(j)(4)(viii) of the Regulations, where cancellation of a deferral election is required by Section 401(k) of the Code upon the Participant’s taking a hardship withdrawal from the Savings Plan.

3.2.	Amount of Annual Deferral. The Annual Deferral shall be determined as follows:

(a)	For the Plan Year beginning January 1, 2005:

(i)	For a Participant who is not eligible to participate in the Executive Deferral Plan, any whole percentage between 1 and 15% of Compensation (maximum Annual Deferral of $25,000).

(ii)	For a Participant who is eligible to participate in the Executive Deferral Plan, any whole percentage between 1 and 5% of Compensation (maximum Annual Deferral of $7,600).

(b)	For the Plan Year beginning January 1, 2006, any whole percentage between 1 and 15% of Compensation (maximum Annual Deferral of $25,000).

(c)	For any Plan Year beginning January 1, 2007 or later, any whole percentage between 1 and 20% of Compensation (maximum Annual Deferral of $25,000).

3.3.	Vesting. The Participant’s right to his or her Annual Deferrals and gains or losses thereon, shall be 100% vested at all times.

ARTICLE 4 COMPANY CREDITS

4.1.	Amount.

(a)	Matching Credit. The Company’s Matching Credit in each Plan Year shall equal the product of the Participant’s Annual Deferral for such Plan Year times the Matching Percentage for the Plan Year; provided, however, that in no event shall the Matching Credit credited to a Participant’s Account in any Plan Year exceed the Matching Limit for such Plan Year. The Matching Percentage and Matching Limit for a Participant for any Plan Year shall be determined in good faith by the Administrator as of December 31 of the immediately preceding calendar year.

(b)	Excess RIA Contributions. Effective April 1, 2004, in the Plan Year following any Plan Year in which an Eligible RIA Participant has an Excess RIA Contribution with respect to the Savings Plan, the Eligible RIA Participant shall receive an allocation of an amount equal to such Excess RIA Contribution.

4.2.	Vesting.

(a)	The Participant’s right to receive Matching Credits and gains or losses thereon credited to the Participant’s Restoration Account shall be one hundred percent (100%) vested.

(b)	From April 1, 2004 to December 31, 2006, the Participant’s right to his or her Excess RIA Account and gains or losses thereon shall be 100% vested after the Participant has 5 years of Service, as such term is defined in the Savings Plan, or upon attainment of Normal Retirement Age as that term is defined in the Savings Plan.

(c)	Effective January 1, 2007, the Participant’s right to his or her Excess RIA Account and gains or losses thereon shall be 100% vested after the Participant has 3 years of Service, as such term is defined in the Savings Plan, or upon attainment of Normal Retirement Age as that term is defined in the Savings Plan.

ARTICLE 5 ACCOUNTS

5.1.	Accounts. Solely for record keeping purposes, the Company shall maintain an Account for each Participant, which Account shall consist of one or more sub-accounts, as follows:

(a)	A Restoration Account to which shall be credited all Annual Deferrals made by a Participant and Matching Credits, as well as all gains or losses with respect thereto.

(b)	An Excess RIA Account to which shall be credited the amount of the Participant’s Excess RIA Contributions, as well as all gains and losses with respect thereto.

5.2.	The Timing of Credits.

(a)	Annual Deferrals made under Article 3 shall be credited to the Restoration Account on the same day the deferrals would otherwise have been paid to the Participant but for the deferral election;

(b)	Matching Credits under Article 4 shall be credited to the Restoration Account as of the day the corresponding Annual Deferrals are credited to the Restoration Account;

(c)	Excess RIA Contributions shall be credited to the Participant’s Excess RIA Account as of February 1 (or the next business day thereafter) of the year in which the Participant’s Excess RIA Contribution with respect to a Plan Year is determined; and

(d)	Gains or losses shall be credited to the Participant’s Account as of the close of business on each Valuation Date, based on the Crediting Rate in effect for the day under Section 1.12.

5.3.	Terminations. Following a Participant’s Termination of Employment, Retirement or death, gains or losses shall continue to be credited to the Participant’s Account through the final Valuation Date.

5.4.	Statement of Accounts. The Administrator shall provide periodically to each Participant a statement setting forth the balance of the Account maintained for such Participant.

ARTICLE 6 RETIREMENT BENEFITS

6.1.	Amount. Upon Retirement, the Company shall pay to the Participant the value of his or her vested Account at the time and in the manner determined pursuant to the rules set forth in this Article 6.

6.2.	Form of Retirement Benefits. Except as otherwise provided pursuant to an election under Section 6.4(c), the Retirement Benefit shall be paid monthly over a period of fifteen (15) years; provided, however, that the Participant may elect in accordance with the terms of Section 6.4 to have payment made in one of the following options:

(a)	a single lump sum payment in cash;

(b)	monthly installments over 5, 10 or 15 years; or

(c)	an annual lump sum amount equal to a specified whole number percentage (1-8%) of the account balance as of the Valuation Date preceding each such annual payment, plus monthly installments of the remaining balance of the Account over 5, 10 or 15 years. Annual lump sum payments pursuant to this Section 6.2(c), with respect to all Retirement Benefits under this Plan, including Grandfathered Amounts, shall be paid as follows: (i) the first lump sum payment shall be made on the first day of the second month after the Participant’s Retirement, and (ii) the remaining lump sum payments shall be made on January 1 of each succeeding year in the applicable 5, 10 or 15 year period.

6.3.	Time of Payment. Except as otherwise provided pursuant to an election under Section 6.4(c), payment of a Participant’s Account shall be made or shall begin as of the first day of the second month after the Participant’s Retirement or on the first day of the month following the first, second, third, fourth or fifth anniversary of the Participant’s Retirement, as elected by the Participant in accordance with the terms of Section 6.4. Notwithstanding the foregoing, payment to any Specified Employee will be made or will commence on the first day of the seventh month following the Participant’s Retirement and shall include any payments that would have been made between the Participant’s Retirement and the actual date of commencement of payment if the Participant had not been a Specified Employee.

6.4.	Elections.

(a)	Initial Election. A Participant shall elect the time and form of payment of his or her Account payable on Retirement on his or her initial Participation Agreement, in accordance with such rules as the Administrator shall reasonably apply.

(b)	One-Time Change by Participant. To the extent permitted by Section 409A of the Code, a Participant may make a one-time election to delay payment or change the form of payment at any time up to 12 months before the first scheduled payment; provided, however, that: (i) any such election shall not be effective for at least 12 months following the date made; and (ii) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid (taking into account any delay in payment or commencement of payment under Section 6.3 on account of a Participant’s status as a Specified Employee).

(c)	Transitional Rule. Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transitional rules issued under Section 409A of the Code, through such date as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, a Participant may make one or more elections as to time and form of payment of his or her Account under this Plan, provided that: (i) any such election(s) made during 2006 shall be available only for amounts that are payable after the 2006 calendar year and cannot accelerate any payment into the 2006 calendar year, (ii) any such election(s) made during 2007 shall be available only for amounts that are payable after the 2007 calendar year and cannot accelerate any payment into the 2007 calendar year, and (iii) any such election(s) made during 2008 shall be available only for amounts that are payable after the 2008 calendar year and cannot accelerate any payment into the 2008 calendar year. Any such election(s) must be made by the date specified by the Company consistent with guidance pursuant to Section 409A of the Code.

6.5.	Small Benefit Exception.

(a)	Benefits Payable Prior to January 1, 2008. Notwithstanding the foregoing, with respect to a Participant’s Retirement Benefit under the Plan that would otherwise be paid in installments (or as a combination of lump sums and installments) prior to January 1, 2008, if the balance of the Participant’s Account under the Plan as of the date payment would otherwise commence is less than or equal to ten thousand dollars ($10,000), the Company shall pay such benefit in a single lump sum; provided, however, that payment of a Retirement Benefit to any Specified Employee pursuant to this Section 6.5(a) will be made on the first day of the seventh month following the Participant’s Termination of Employment.

(b)	Benefits Payable After December 31, 2007. Notwithstanding the foregoing, effective December 31, 2007 with respect to a Participant’s Retirement Benefit under the Plan that would otherwise be paid in installments (or as a combination of lump sums and installments) after December 31, 2007, if the aggregate balances of the Participant’s accounts under the Plan, the Executive Deferral Plan and any other nonqualified deferred compensation arrangement that is aggregated with any portion of the Plan or the Executive Deferral Plan under Section 1.409A-1(c) of the Regulations as of the date payment would otherwise commence is less than or equal to the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the Retirement Benefit under the Plan in a single lump sum; provided, however, that payment of a Retirement Benefit to any Specified Employee pursuant to this Section 6.5(b) will be made on the first day of the seventh month following the Participant’s Termination of Employment.

ARTICLE 7 TERMINATION BENEFITS

7.1.	Amount and Time of Payment. As of the first day of the second month after Termination of Employment, the Company shall pay to the Participant a Termination Benefit equal to the value of the vested Account as of the Valuation Date. Notwithstanding the foregoing, payment of a Termination Benefit to any Specified Employee pursuant to this Article 7 will be made on the first day of the seventh month following the Participant’s Termination of Employment.

7.2.	Form of Termination Benefits. The Company shall pay the Termination Benefits in a single lump sum.

ARTICLE 8 SURVIVOR BENEFITS

8.1.	Amount. If the Participant dies (whether before or after Retirement or other Termination of Employment) with any balance remaining in his or her Account, the Company shall pay to the Participant’s Beneficiary a Survivor Benefit equal to the vested balance of the Account on the date of death.

8.2.	Form of Survivor Benefits. The Company shall pay the vested balance of the Participant’s Account in a single lump sum payment in cash; provided, however, that the Participant may elect in accordance with the terms of Section 6.4 to have payment made in one of the following options:

(a)	a single lump sum payment in cash; or

(b)	monthly installments over 5, 10 or 15 years.

8.3.	Time of Payment. Payment of Survivor Benefits shall be made or shall begin as of the first day of the second month following the date of death, and the provisions of Sections 6.3 and 6.4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of the Survivor Benefit pursuant to this Article 8.

8.4.	Survivor Benefits Paid From Grandfathered Amounts. To the extent that the Company pays to a Participant’s Beneficiary a Survivor Benefit consisting of Grandfathered Amounts, the time and form of payment of such Grandfathered Amounts shall be governed by the Participant’s election as in effect on December 31, 2006 and the terms of the Plan as in effect on December 31, 2004; provided, however, that after December 31, 2006 a Participant may make a one-time election to have all Grandfathered Amounts paid in a lump sum as of the first day of the second month after the Participant’s death (regardless of whether the Participant dies before or after the date that payment of Grandfathered Amounts would otherwise commence under the Plan). In accordance with the terms of the Plan as in effect on December 31, 2004, any election to change the form of payment of Survivor Benefits from Grandfathered Amounts must be filed at least thirteen (13) months prior to the date that payment of Survivor Benefits would otherwise commence or be made, unless the Participant’s Beneficiary agrees to take a ten percent (10%) reduction in the value of the Grandfathered Amounts.

8.5.	Small Benefit Payments.

(a)	Benefits Payable Prior to January 1, 2008. Notwithstanding the foregoing, with respect to a Survivor Benefit under the Plan that would otherwise be paid in installments prior to January 1, 2008, if the balance of the Participant’s Account under the Plan as of the date that payment of the Survivor Benefit would otherwise commence is less than or equal to ten thousand dollars ($10,000), the Company shall pay such benefit in a single lump sum.

(b)	Benefits Payable After December 31, 2007. Notwithstanding the foregoing, effective December 31, 2007 with respect to a Survivor Benefit under the Plan that would otherwise be paid in installments after December 31, 2007, if the aggregate balances of the Participant’s accounts under the Plan, the Executive Deferral Plan and any other nonqualified deferred compensation arrangement that is aggregated with any portion of the Plan or the Executive Deferral Plan under Section 1.409A-1(c) of the Regulations as of the date that payment of the Survivor Benefit would otherwise commence is less than or equal to the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the Survivor Benefit under the Plan in a single lump sum.

ARTICLE 9 DISABILITY BENEFITS

If a Participant suffers a Disability, the Company shall pay the Retirement Benefit described in Article 6 to the Participant as if the date of the Participant’s Disability were the Participant’s Normal Retirement Date; provided, however, that the provisions of Sections 6.3, 6.4 and 6.5 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of the Disability Benefit pursuant to this Article 9.

ARTICLE 10 CHANGE IN CONTROL

If a Change in Control occurs, the Participant shall receive a lump sum payment of the balance of the vested Account thirty (30) days after the Change in Control. Such balance shall be determined as of the date of the Change in Control, without regard to gains or losses attributable to the Account thereafter.

ARTICLE 11 WITHDRAWALS

Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may permit the Participant to cease any on-going deferrals for the Plan Year. Furthermore, the Participant may elect to receive a distribution from his or her Account equal to the amount reasonably necessary to alleviate such Unforeseeable Emergency, including the amount reasonably determined to be sufficient to satisfy any applicable income taxes and penalties anticipated to result from the distribution. In any case, no distribution may be made to a Participant pursuant to this Article 11 to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan, the Executive Deferral Plan and any other nonqualified deferred compensation arrangement that is aggregated with any portion of the Plan or the Executive Deferral Plan under Section 1.409A-1(c) of the Regulations. If a distribution is made to a Participant on account of Unforeseeable Emergency, the Participant may not make further Annual Deferrals under the Plan until one entire Plan Year following the

Plan Year in which a distribution based on Unforeseeable Emergency was made has elapsed, or such longer period as may be required by the Code. If, after December 31, 2007, a distribution is made from Grandfathered Amounts due to a “Financial Hardship” (as defined in the separate Plan applicable to Grandfathered Amounts), no cessation of deferrals shall be required with respect to Non-Grandfathered Amounts pursuant to this Article 11. Distributions to a Participant in the event of an Unforeseeable Emergency pursuant to this Article 11 shall be made as follows: (a) first, from Grandfathered Amounts under the Plan, to the extent thereof; (b) second, from other amounts under the Plan, to the extent thereof; (c) third, from Grandfathered Amounts under the Executive Deferral Plan, to the extent thereof; and (d) fourth, from other amounts under the Executive Deferral Plan, to the extent thereof.

ARTICLE 12 CONDITIONS RELATED TO BENEFITS

12.1.	Non-assignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

12.2.	No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participants and any Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations under this Plan.

12.3.	Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits under this Plan, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. If a Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant’s Beneficiary or estate under the Plan beyond the sum of the Participant’s Annual Deferrals.

12.4.	Withholding. Each Participant and Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

ARTICLE 13 ADMINISTRATION OF PLAN

The Company shall administer the Plan, provided, however, that the Company may elect to appoint a committee of three (3) or more individuals to administer the Plan. All references to the Administrator herein shall refer to the Company or, if such committee has been appointed, the committee.

The Administrator shall administer the Plan and shall have discretionary authority to interpret, construe and apply its provisions in accordance with its terms, provided that such authority shall be exercised consistent with the requirements of Section 409A of the Code. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding. The individuals serving on the committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the committee with respect to the Plan, unless such liability arises from the individual’s own gross negligence or willful misconduct.

ARTICLE 14 BENEFICIARY DESIGNATION

The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary. The spouse of a married Participant shall consent to any designation of a Beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the estate of the last to die of the Participant and the Beneficiaries.

ARTICLE 15 AMENDMENT AND TERMINATION OF PLAN

15.1.	Amendment of Plan.

(a)	The Company may at any time amend the Plan in whole or in part, provided, however, that such amendment: (i) shall not decrease the balance of the Participant’s Account at the time of such amendment; and (ii) shall not retroactively decrease the applicable Crediting Rate of the Plan prior to the time of such amendment.

(b)

In addition, no amendment shall permit an acceleration of time of payment of a Participant’s benefit under the Plan, other than: (i) as necessary to comply with a certificate of divestiture, as defined in Section 1043(b)(2) of the Code; (ii) in accordance with Sections 6.5 and 8.5 with respect to small cashouts; (iii) as necessary to pay Federal Insurance Contribution (“FICA”) taxes and any resulting federal, state, local or foreign income taxes attributable to amounts deferred under the Plan, subject to the limitations of Section 1.409A-3(j)(4)(vi) of the Regulations; (iv) in the event the arrangement fails to meet the requirements of Section 409A of the Code with respect to one or more Participants, and then only in such amount as is included in income of such Participant(s) as a result of such failure; (v) due to a termination of the Plan pursuant to Section 15.2 that meets the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations; or (vi) as otherwise may be permitted under Section 409A of the Code.

(c)	The Company may amend the Crediting Rate of the Plan prospectively, in which case the Company shall notify the Participants of such amendment in writing within thirty (30) days after such amendment.

15.2.	Termination of Plan. The Company may terminate the Plan only as permitted by Section 1.409A-3(j)(4)(ix) of the Regulations (Plan Terminations and Liquidations), or as otherwise may be permitted by future Regulations or other guidance under Section 409A of the Code. Notwithstanding the foregoing, the Company may at any time determine to cease all future deferrals and contributions to the Plan. In such event, Participants’ Accounts shall continue to be held and administered in accordance with the terms of this Plan; provided, however that the Company shall determine, in its sole discretion, whether to continue to credit Participants’ Accounts with earnings at the otherwise applicable Crediting Rates or instead to credit Participants’ Accounts, as of January 1 of the year that all future deferrals and contributions to the Plan are ceased, with a reasonable rate of interest, not less than the prime rate as published in the Wall Street Journal, in either case continuing until distribution of Participants’ Accounts in accordance with the terms of the Plan.

15.3.	Company Action. Except as provided in Section 15.4, the Company’s power to amend or terminate the Plan shall be exercisable by the Company’s Board of Directors or by the committee or individual authorized by the Company’s Board of Directors to exercise such powers.

15.4.	Distribution on Income Inclusion Under Section 409A. In the event the Administrator determines that amounts deferred under the Plan fail to meet the requirements of Section 409A of the Code and must be recognized as income for federal income tax purposes, distribution of the amount required to be included in income shall be made to affected Participants to the extent permitted by Section 409A of the Code.

ARTICLE 16 MISCELLANEOUS

16.1.	Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

16.2.	ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

16.3.	Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

16.4.	Employment Not Guaranteed. Nothing contained in the Plan nor any action taken under this Plan shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

16.5.	Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

16.6.	Captions. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.7.	Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

16.8.	Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by a Participant shall not operate or be construed as a waiver of any subsequent breach by such Participant.

16.9.	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Ohio except where the laws of the State of Ohio are preempted by ERISA or the Code.

16.10.	Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail, facsimile, or electronic mail to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

ARTICLE 17 CLAIMS AND REVIEW PROCEDURES

17.1.

Claims Procedure. The Company shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Company determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provisions of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the

Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

17.2.	Review Procedure. If a Participant is determined by the Company not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Company in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant’s beneficiaries.

17.3.	Payment. Any benefits paid in accordance with the procedures provided in this Article 17 shall be made consistent with the rules of Section 409A of the Code.